Exhibit 10.9


               PROPORTIONAL REINSURANCE AGREEMENT
                        FOR THE YEAR 1996


          This Agreement is entered into by and between OLD GUARD MUTUAL INSURANCE COMPANY (OGM), OLD GUARD MUTUAL FIRE INSURANCE COMPANY (OGF), and GOSCHENHOPPEN-HOME MUTUAL INSURANCE COMPANY
(GHM). Its purpose is to effectuate a more efficient and economical method of operation and to spread and stabilize the writings of each participating company by creating a common risk-shading pool for their underwriting operations.

          In consideration of their mutual agreements hereinafter set forth, the parties hereto agree as follows:

                             PART I

          1. DEFINITIONS (unless the context clearly requires otherwise):

               1.1 OGM, OGF, and GHM share common management and facilities. It is contemplated that from time to time jointly or individually owned subsidiaries of both or either company may be included in this Agreement by amendment. Therefore, the term Affiliates, as used herein, means OGF, GHM, and any other insurance company which may subsequently be included in this Agreement.

               1.2  The opening of business as used herein means
12:01 a.m., January 1, 1996.

               1.3  The close of business as used herein means
12 o'clock midnight, December 31, 1995.

               1.4 The book of business then in force as used herein means the net liability of the ceding company, namely, the direct liability of the ceding company as evidenced by all outstanding policies of insurance naming the ceding company as insurer, less reinsurance purchased thereon from insurers not a party to this Agreement, but including reinsurance assumed from such insurers.

               1.5 The word net as used herein shall mean net after giving effect to reinsurance transactions, with other insurers or reinsurers who are not a party to this Agreement.

               1.6 Allocated loss expense means paid costs and expenses allocable to a specific claim that are incurred in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including: court costs and costs of supersedeas and appeal bonds expense; a pro rata share of salaries and expenses of company employees and expenses of company officers who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses; interest accrued after award or judgment and prejudgment interest awarded against the insured; legal expenses and costs incurred by the company in connection with coverage questions and legal actions connected therewith; and legal costs and expenses associated with extra-contractual obligations and loss in excess of policy limits. Allocated loss expense shall not include unallocated loss expense.

               1.7 Expenses means all acquisition and overhead costs including unallocated loss expense, premium taxes, board and bureau fees, policyholder dividends, residual market costs, guaranty fund assessments, salaries, benefits, and travel, but excluding allocated loss expense, and ultimate loss expense after application of and net of all ceding commissions allowed by specific external reinsurance.

               1.8 IBNR means a reserve for losses incurred but not yet reported, and for future loss development on reported claims.

               1.9 Loss means the amount paid or payable by OGM and Affiliates to or on behalf of their subject policyholder under subject policies.

               1.10 Unallocated loss expense means salaries, benefits, and traveling expense of OGM or Affiliates and their directors, officers, employees, or consultants, and general office and travel expenses, overhead, or other fixed expenses chargeable to the claim settlement, investigation, or judication function.

          2.   GENERAL PROVISIONS

               2.1 This Agreement shall become effective as of the opening of business as herein defined.

               2.2 In the event of the insolvency of any of the ceding companies, any claims for reinsurance hereunder shall be payable by the accepting companies on the basis of the liability of the ceding company under the contracts reinsured without diminution because of the insolvency of the ceding company.

               2.3 It is the intent of the parties that each originating insurer shall maintain its separate responsibility for marketing its products and selecting its risks and the fortunes of each party as a reinsurer shall follow the fortunes of the originating insurer. The settlement of losses may be accomplished by payment on a generic check form drawn upon OGM. Such provisions are discretionary and for purposes of convenience only. Such payments are deemed to be advances against monthly accounting settlements.

                             PART II

          1.   CEDING AND ACCEPTING THE BOOK OF BUSINESS THEN IN
FORCE

               1.1 At the opening of business, the Affiliate(s) will cede and OGM will accept 100% of the Affiliate(s) book of business then in force as of the close of business.

               1.2 At the opening of business, OGM assumes all of the Affiliate(s) net outstanding liability on their risks in force including liability for all net outstanding losses, including IBNR, plus reserves for loss adjustment expenses and other net expenses as shown on the books and records of the Affiliate(s) as of the close of business. In consideration for this assumption, the Affiliate(s) agree to pay to OGM, as soon as practicable thereafter, their: 1) net unearned premium reserves less commission at the provisional rate noted at Paragraph 2,
Section 1.6; 2) reserves for outstanding net losses, including IBNR; and 3) reserves for loss adjustment expenses and other net expenses all as of the close of business.

               1.3 At the opening of business, OGM will cede and the Affiliates(s) will accept their proportionate share (as defined in Paragraph 1.5 of Section 11) of OGM's book of business then in force as of the close of business, including the book of business then in force accepted by OGM under Paragraph 1.1 of
Section 11 above.

               1.4 At the opening of business the Affiliate(s) will assume their proportionate share of the outstanding liability on the net combined risks in force, including their proportionate share of liability for the combined net outstanding losses, including IBNR, plus reserves for loss adjustment expenses and other net expenses as shown on the books and records of OGM after its acceptance under Paragraph 1.1 of Section II above. In consideration for this assumption, OGM agrees to pay to the Affiliate(s), as soon as practicable thereafter, their proportionate share of: 1) The combined net unearned premium reserves, less commissions at the provisional rate noted at Paragraph 2, Section 1.6; 2) The combined reserves for outstanding net losses, including IBNR; and 3) Reserves for loss adjustment expenses and other net expenses as shown on the books and records of OGM after its acceptance under Paragraph 1.1 of
Section II above.

               1.5 Proportionate Share. Following the close of each treaty year, each Affiliate's share for the next treaty year shall be adjusted to be the percentage derived by dividing
(a) each respective Affiliate's year-end statutory policyholders' surplus by (b) the corresponding year-end total statutory policyholders' surplus of all Affiliates named above.

Cession to OGM

               1.6 Ceding Commission. At the inception of this Pooling Agreement, OGM shall allow to Affiliates a provisional ceding commission equal to 17 percent (17%) of ceded written premiums paid or payable to OGM. The ceding commission for any treaty year shall be the actual net commissions incurred by the respective Affiliate on pre-pooled business.

Cession by OGM

               1.7 Ceding Commission. At the inception of this Pooling Agreement, Affiliates shall allow to OGM a provisional ceding commission equal to 17 percent (17%) of ceded premiums paid or payable to Affiliates. The ceding commission for any treaty year shall be the proportionate share of all net commissions incurred on total pooled business.

                            PART III

          1.   CEDING AND ACCEPTING NET LIABILITY

               1.1 Commencing on the opening of business, the Affiliate(s) will cede and OGM will accept 100% of the net liabilities on all insurance thereafter written by the Affiliate(s).

               1.2 Commencing on the opening of business, OGM will cede and the Affiliate(s) will accept their proportionate share (as defined in Paragraph 1.5 of Section II) of the net liability on all insurance thereafter written by OGM, including the net liability on the business assumed by OGM under Paragraph 1.1 of this Section III.

               1.3  The parties hereto agree that all net
premiums, losses and expenses on all insurance written by OGM and assumed by it under Paragraph 1.1 of this Section III shall be prorated between the parties in their proportionate share (as defined in Paragraph 1.5 of Section II). Billing and collection functions may be performed by OGM utilizing a common billing account. This procedure would be for convenience only and would be deemed as advances applied against monthly settlements.

               1.4 Unless otherwise required by applicable law, all amounts due either to or from OGM or Affiliates, whether by reason of premium, commission, losses, allocated loss expense, or otherwise, under this Pooling Agreement or any other agreement previously, now, or later in force between the companies, shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of premium, commission, loss, allocated loss expense, or otherwise, whether or not fixed in amount at the time of the insolvency of any party to this Pooling Agreement, arising from coverage placed in effect under this Pooling Agreement prior to the insolvency of any party to this Pooling Agreement shall be deemed preliquidation debts and subject to this Article.

               Except as expressly provided for in Paragraph IV,
Section 2.2, the provisions of this Pooling Agreement are intended solely for the benefit of the parties hereto. Nothing in this Pooling Agreement shall in any manner create or be construed to create any obligations to or establish any rights against any party to this Pooling Agreement in favor of any other persons not in direct contractual privity with that party.

               1.5 Any inadvertent administrative act, neglect, delay, omission, or error by any party to this Pooling Agreement will not be held to relieve any party from any liability that would attach to it under this Pooling Agreement if that act, neglect, delay, omission, or error had not been made, providing that act, neglect, delay, omission, or error is rectified immediately upon discovery.

                             PART IV

          1.   ACCOUNTING AND COMMISSIONS

               1.1  To the extent that transfers of noncash
assets may be required to effectuate the settlements herein provided, such transfers shall be made at fair market values as of the date such transfers are made.

               1.2 Each participating Affiliate agrees to render to OGM and OGM agrees to render to the Affiliate(s) a quarterly accounting within forty-five (45) days after the close of each quarter and the receiving companies shall have the opportunity for examination and audit, and the balance due shall be paid not later than ninety (90) days after the close of said quarter.

               1.3 The commission rate to be applied to the cession of the book of business then in force has been determined from each company's actual underwriting expense ratio. The commission has been set based on a recognition of underwriting experience, to determine an initial arms-length ceding commission rate for each participating company. The rate is to be applied to each participating company's unearned premium reserves at the close of business hereunder.

               Reserves shall be established on the books and records of all parties for net unearned premiums, net outstanding losses and allocated loss expense, and for IBNR in an amount expected to be required to fulfill such obligations as if this agreement were not in place.

          2.   TERMINATION AND SEVERABILITY

               2.1 It is the intent of the parties that this Agreement shall continue in effect for an indeterminate period. It shall be subject to termination only by either mutual agreement of the parties in writing, or by ninety (90) days advance notice from any party hereto to the other parties. In either event, such termination shall not be made effective at other than a subsequent calendar year-end.

               2.2 In the event of the declared insolvency of any party to this agreement and the appointment of a liquidator, receiver, conservator or statutory successor for that company, this reinsurance shall be payable directly to that company, or to its liquidator, receiver, conservator or statutory successor, on the basis of the liability of that company as a result of claims allowed against the insolvent company by any court of competent jurisdiction or any liquidator, receiver, conservator, or statutory successor having authority to allow such claims without diminution because of the insolvency of that company or because the liquidator, receiver, conservator or statutory successor of that company has failed to pay all or a portion of any claim.

               Every liquidator, receiver, conservator, statutory successor of that company or guaranty fund or association shall give written notice to the reinsuring company (whether as reinsurer or retrocessionaire) of the pendency of a claim involving the insolvent company indicating the subject policy, which claim would involve a possible liability on the part of the reinsuring company to that insolvent company or to its liquidator, receiver, conservator or statutory successor, within a reasonable amount of time after the claim is filed in the conservation, liquidation, receivership or other proceeding. During the pendency of any claim, the reinsuring company may investigate the same and interpose, at its own expense, in the proceeding where that claim is to be adjudicated, any defense or defenses that it may deem available to its ceding company or to any liquidator, receiver, conservator, statutory successor of that ceding company or guaranty fund or association. The expense thus incurred by the reinsuring company shall be chargeable, subject to the approval of the court, against the ceding company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to that ceding company as a result of the defense undertaken by the reinsuring company.

               Where two or more companies are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expense shall be apportioned in accordance with the terms of this Pooling Agreement as though such expense had been incurred by that company.

               2.3 If any provisions of this Pooling Agreement should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions hereof. Any laws enacted after execution of this Pooling Agreement which purport to modify either the coverage provided, the premium payable therefor, the terms or conditions of coverage, or the ability to terminate this Pooling Agreement are expressly agreed to constitute material and substantial alterations of the terms and conditions of this Pooling Agreement severely prejudicial to the rights and obligations of the parties hereto and shall not change or otherwise affect those terms of this Pooling Agreement.

          3.   AGENCY

          OGM is hereby appointed the agent for all parties hereto: (a) to make all calculations, prepare all accounts, and make all monetary adjustments necessary or required by this Pooling Agreement; and as well, and (b) in the Affiliate's name, to collect all premiums, investigate, adjust, settle, and pay all loss and allocated loss expense, pursue all salvage and subrogation, and collect all reinsurance recoveries.

                             PART V

          1.   ENTIRE AGREEMENT

          This Pooling Agreement supersedes, merges with and makes null and void any and all previous pooling agreements, whether written or oral, between company and reinsurer, or their predecessors with respect to the subject policies incepting with a new or renewal term on or after January 1, 1993 and constitutes the full and complete agreement between the parties with respect to that reinsurance pool. No amendment to this Pooling Agreement shall be valid unless in writing and signed by all parties affected thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized on this 11th day of January, 1996.

ATTEST:                       OLD GUARD MUTUAL INSURANCE CO.

/s/Steven D. Dyer             By: /s/David E. Hosler


                              OLD GUARD MUTUAL FIRE INSURANCE CO.

/s/Steven D. Dyer             By: /s/David E. Hosler


                              GOSCHENHOPPEN-HOME MUTUAL INSURANCE
                              COMPANY

/s/Steven D. Dyer             By: /s/David E. Hosler

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          OLD GUARD PROPORTIONAL REINSURANCE AGREEMENT

                              1996


     Corporate Pool Participants             Pool Participation

Old Guard Mutual Insurance Company                  60%

Old Guard Mutual Fire Insurance Company             29%

Goschenhoppen-Home Mutual Insurance Company         11%